Exhibit 10.1

Execution Version

EL PASO ELECTRIC COMPANY
CHANGE OF CONTROL AGREEMENT
FOR EXECUTIVE OFFICERS

AGREEMENT by and between El Paso Electric Company, a Texas corporation (the “Company”), and Mary E. Kipp (the “Executive”), dated as of the 31st day of May, 2019.

W I T N E S S E T H

WHEREAS, the Executive currently serves as a key employee of the Company and her services and knowledge are valuable to the Company in connection with the management of the Company; and

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to secure the Executive's continued services and to ensure the Executive's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Attachment 1) of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive's full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1.  Employment Period.  (a)  The Company hereby agrees to employ the Executive and the Executive hereby agrees to accept employment with and remain in the employment of the Company, subject to the terms and conditions of this Agreement, for the period commencing upon the occurrence of a Change in Control and ending on the second anniversary thereof, or such later date as may be mutually agreed upon by the Company and the Executive.  Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated, subject to Section 4 of this Agreement.  The period of time between the commencement of a Change in Control and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Period”.

(b)  Prior to the occurrence of a Change in Control, the Executive’s employment by the Company shall be deemed at will (or shall be governed by any current contract of employment), and this Agreement shall not confer upon the Executive any right to continued employment by the Company in her current position or otherwise nor affect in any manner the right of the Company to change the Executive’s duties and responsibilities in any manner, or to reduce Executive’s compensation or terminate the employment of the Executive at any time prior to the occurrence of a Change in Control and/or to cancel this Agreement at any time prior to the occurrence of a Change in Control.  In particular, the Executive shall not have any rights under this Agreement for any such change, reduction or termination of employment or of this Agreement "in anticipation of" any “change of control” that shall occur prior to the occurrence of a Change in Control.

2.  Terms of Employment.  (a)  Position and Duties.  (i) During the Employment Period, (A) the Executive shall serve as Chief Executive Officer and President of the Company or her then current position at the time of a Change in Control, with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position as may be assigned to her by the Board and (B) the Executive’s services shall be performed at the Company’s offices in El Paso, Texas.  Notwithstanding the foregoing, the Company and the Executive may mutually agree to such changes in the Executive’s position, reporting or location of employment as are in the best interest of the Company without violating the provisions of this paragraph.

(ii)  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of her attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements, or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)  Compensation.  (i) Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), payable biweekly, at least equal to the Executive’s annual base salary at the rate in effect immediately preceding the occurrence of a Change in Control.  During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the occurrence of a Change in Control and thereafter at least annually.  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary shall refer to Annual Base Salary as so increased.  As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii)  Annual Bonus.  In addition to Annual Base Salary, for each fiscal year ending during the Employment Period the Executive shall be eligible, based upon the Executive's achievement of performance goals, and the Company's achievement of financial and other operating goals, in each case set by the Compensation Committee of the Board, in consultation with the Executive, at levels substantially consistent with past practice, during such fiscal year, to receive a bonus (the "Annual Bonus") at a target level of not less than eighty (80%) of the Annual Base Salary or, if greater, such target level in effect as of immediately prior to the Change in Control (the "Target Bonus Amount") with the opportunity, substantially consistent with past practice, to earn in excess of such amount based upon the attainment of agreed upon performance goals.  Each such Annual Bonus shall be paid no later than the last business day prior to the 15th of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded.

(iii)  Long-Term Incentive Compensation.  During the Employment Period, the Executive shall be entitled to participate in all long-term incentive plans, practices, policies and programs applicable generally to other peer executives of the Company on an aggregate basis that is no less favorable than in effect immediately prior to the commencement of the Employment Period.

(iv)  Savings and Retirement Plans.  During the Employment Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs on an aggregate basis that is no less favorable than in effect immediately prior to the commencement of the Employment Period.

(v)  Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company on an aggregate basis that is no less favorable than in effect immediately prior to the commencement of the Employment Period.

(vi)  Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company's policies and pursuant to Section 7(b)(iii).

(vii)  Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company on a basis no less favorable than that in effect immediately prior to the commencement of the Employment Period but, in any event, shall be entitled to no less than four weeks of vacation per year during the Employment Period.

3.  Termination of Employment.  (a)  Death or Disability.  The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period.  If the Disability of the Executive occurs during the Employment Period pursuant to the definition of Disability set forth below, the Company may give the Executive written notice, in accordance with Section 10(b) of this Agreement, of its intention to terminate the Executive's employment.  In such event, the Executive's employment with the Company shall terminate effective on the 60th day after receipt of such notice by the Executive (the "Disability Effective Date"); provided that, within the 60 days after such receipt, the Executive shall not have returned to substantially full time performance of the Executive's duties.  For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the performance of the Executive's duties with the Company on a full time basis for an aggregate of 120 out of any 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by an independent physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive's legal representative.

(b)  Cause.  The Company may terminate the Executive's employment during the Employment Period for Cause.  For purposes of this Agreement, "Cause" shall mean (i) the Executive’s conviction, plea of “guilty” or plea of “no contest” to any crime constituting a felony in the jurisdiction in which it is committed or to any crime involving dishonesty, (ii) the willful and continued failure by the Executive to perform the material duties of her position (other than by reason of Disability), or (iii) the engaging by the Executive in misconduct in connection with Executive’s employment that is materially injurious to the Company, in each case following written notice and a reasonable opportunity (which shall be no less than 30 days) to cure the failure or cease any non-criminal misconduct to the extent such failure or misconduct is capable of cure without material harm to the Company.  The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.

(c)  Good Reason.  The Executive's employment may be terminated by the Executive for Good Reason.  For purposes of this Agreement, "Good Reason" shall mean:

(i)  a material reduction in Executive’s duties or responsibilities, including any requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board, but excluding for the purposes of this clause (i), (A) an isolated and insubstantial action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive, and (B) any action to which the Executive has given her written consent; for the avoidance of doubt, in the event of any transaction that results in the common stock of the Company no longer being listed for trading on a national securities exchange registered with the U.S. Securities and Exchange Commission under Section 6 of the Exchange Act (as defined in Attachment 1), Executive will be considered to have experienced a material reduction in Executive’s duties and responsibilities for purposes of this clause (i);

(ii)  any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement, other than an isolated and insubstantial failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)  the Company's requiring the Executive without the Executive's written consent to be based at any office or location located more than 50 miles from the office or location provided in Section 2(a)(i)(B) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the occurrence of a Change in Control;

(iv)  any failure by the Company to comply with and satisfy Section 9(c) of this Agreement;

(v)  the Company’s purported termination of this Agreement other than in accordance with its terms; or

(vi)  any other breach by the Company of a material provision of this Agreement.

(d)  Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement.  In the case of a Good Reason termination, such Notice of Termination shall be given within 90 days of the occurrence of the event that provides the basis for the termination as a condition of such claim being treated as a Good Reason termination hereunder.  For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

(e)  Date of Termination.  "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for any reason (including Good Reason), the date of receipt of the Notice of Termination or any later date specified therein that is within 30 days of such Notice, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

4.  Obligations of the Company upon Termination.  (a)  Good Reason; Other than for Cause, Death or Disability.  If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

(i)  the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A.  the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid; (2) the product of (x) the Target Bonus Amount for the year of termination and (y) a fraction, the numerator of which is the number of days in the current year through the Date of Termination, and the denominator of which is 365; (3) any bonus earned in a prior year to the extent not theretofore paid; and (4) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the "Accrued Obligations");

B.  the amount equal to the product of (i) three, and (ii) the sum of (x) the Executive's Annual Base Salary and (y) the Target Bonus Amount; and

C.  the actuarial equivalent of the amounts by which the Executive's total vested benefits under The El Paso Electric Company Retirement Plan (or any successor plan put into effect prior to a Change in Control), computed as if Executive had three additional years of benefit accrual service, exceed the Executive's actual pension benefits. For this computation, the Executive's final average salary shall be deemed to be the Executive's annual base compensation in effect immediately prior to the time a Notice of Termination is given and the benefit and accrual formulas and actuarial assumptions shall be no less favorable than those in effect at such time; "base compensation" shall include any amounts deducted by the Company for Executive's account under any agreement with the Company or Section 125 and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

(ii)  for two years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue the medical, dental, accidental death and dismemberment and life insurance benefits to the Executive and/or the Executive's dependents at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies in effect under Section 2(b)(v) of this Agreement (the "Continuing Benefit Plans") as if the Executive's employment had not been terminated (either by permitting the Executive and/or the Executive's dependents to participate in the Continuing Benefit Plans on an after-tax basis to the extent necessary under sections 105 or 106 of the Code, paying Executive’s premiums for COBRA coverage under the applicable plans and, to the extent necessary under section 105 of the Code, imputing the amount of such premiums to Executive as income, by providing the Executive and/or the Executive's dependents with equivalent benefits outside the Continuing Benefit Plans on an after-tax basis to the extent necessary under section 105 or 106 of the Code or by providing Executive a lump sum cash payment within 30 days of her Date of Termination sufficient for the Executive to purchase equivalent benefits, as the Company may elect, so long as to the extent permitted under section 409A of the Code the net after-tax benefit to her is the same as if the Executive had remained an employee of the Company participating in the Continuing Benefit Plans); provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical, dental, accidental death and dismemberment or life insurance benefits under another employer-provided plan, the medical, dental, accidental death and dismemberment and life insurance benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, meaning that the total benefits payable to the Executive under the other employer’s plan and this Agreement will not exceed the benefits that would be payable to the Executive under this Agreement.  Notwithstanding the foregoing, if the Company’s making payments under this Section 4(a)(ii) would violate the nondiscrimination rules applicable to non- grandfathered group health plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the parties agree to reform this Section 4(a)(ii) in a manner as is necessary to comply with the PPACA while still providing economically equivalent benefits. Executive will notify the Company of her eligibility for such other employer-provided benefits within 30 days of attaining of such eligibility.  For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for COBRA continuation coverage and/or retiree benefits pursuant to the Continuing Benefit Plans and any other welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies, the Executive shall be considered to have remained employed until two years after the Date of Termination and to have retired on the last day of such period;

(iii)  for one year after the Executive's Date of Termination, the Company shall provide outplacement services for the Executive. No cash payment will be made in lieu of outplacement services under this Agreement; and

(iv)  to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, as of the Date of Termination (such other amounts are benefits shall be thereinafter referred to as the "Other Benefits").

(b)  Death.  If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligation to the Executive's Legal Representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.  The term Other Benefits as utilized in this Section 4(b) shall include death benefits as in effect on the date of the Executive's death.

(c)  Disability.  If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligation to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(d)  Cause; Other than for Good Reason.  If the Executive's employment shall be terminated for Cause or the Executive terminates her employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligation to the Executive other than the obligation to pay to the Executive (x) her Annual Base Salary through the Date of Termination and (y) Other Benefits, in each case to the extent theretofore unpaid.

5.  Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 10(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated Companies.  Any rights that are vested and any benefits that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6.  Full Settlement; Dispute Resolution.

(a)    In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in section 4(a)(ii) of this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.

(b)   The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses (including costs of arbitration) which the Executive may reasonably incur as a result of any contest regardless of the outcome thereof by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement; provided, however, that the foregoing shall not apply in connection with any such contest in which the finder of fact determines that the contest is frivolous or was brought by the Executive in bad faith.

(c)    Any dispute arising hereunder between Executive and the Company which cannot be resolved by them to their mutual satisfaction within a period of 14 days, unless mutually extended, shall first be submitted to mediation in El Paso, Texas (or if Executive’s primary work location immediately prior to the Date of Termination is not in El Paso, Texas, within 25 miles of such primary work location), to a mediator selected pursuant to the rules of the American Arbitration Association (“AAA”). All costs of mediation incurred by Executive will be paid by the Company. If such mediation shall not result in an agreed settlement between the parties within 90 days, the dispute will be promptly submitted to binding arbitration (conducted by a panel of three arbitrators in El Paso, Texas, or if Executive’s primary work location immediately prior to the Date of Termination is not in El Paso, Texas, within 25 miles of such primary work location) in accordance with the rules of the AAA then in effect. The results of such arbitration, which shall be concluded within one year, and shall be binding and conclusive upon the parties hereto, and judgment on the award may be entered at the instance of either party in any court of competent jurisdiction. The dispute resolution procedure set forth in this Section may be initiated by either party upon five business days prior written notice to the other and after failure to resolve the dispute after the expiration of the 14-day time period referred to in first sentence of this Section.

7.  Limitations on Amounts Payable to Executive.

(a)  Section 280G Limitation. If the payments and benefits provided to Executive under this Agreement (the “Agreement Payments”), either alone or together with other payments to Executive from the Company, any affiliate or any party to a transaction resulting in a Change in Control (together with the Agreement Payments, the “Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code) and be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, such Total Payments shall be reduced if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount than if Executive received all of the Total Payments (such reduced amount is hereinafter referred to as the “Limited Benefit Amount”), in each case measured on an after-tax basis (taking into account federal, state and local income taxes and, if applicable, the Excise Tax).  The determination of any reduction in the Total Payments shall be made by the Company’s independent public accountants or another certified public accounting firm designated by the Company, and may be determined using reasonable assumptions and approximations concerning applicable taxes and relying on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company shall reduce or eliminate the Total Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments.

(b)  Section 409A.

(i)          Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder, as each may be amended from time to time (together, “Section 409A”). Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” other than due to Executive’s death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will instead become payable (without interest) in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) Notwithstanding anything herein to the contrary, if Executive dies following her “separation from service” but prior to the six (6) month anniversary of the date of her “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety (90) days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(iii) Payments with respect to reimbursements of expenses, including COBRA premiums, shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that the reimbursement be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred.  The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.   In no event will any reimbursement be made following the last day of the third calendar year following the year in which termination of employment occurred.

(iv) It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply; provided that in no event shall this clause increase the cost to the Company of providing any Agreement Payments to Executive.

8.  (a)  Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  The Executive shall not, at any time during her employment with the Company or at any time thereafter, for any reason, in any fashion, form or manner, either directly or indirectly, communicate, divulge, copy or permit to be copied (without the prior written consent of the Company or as may otherwise be required by law or legal process or in order to enforce her rights under this Agreement or as necessary to defend herself against a claim asserted directly or indirectly by the Company or any of its affiliated companies) any secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, in any manner whatsoever, to, or for the benefit of, any person, firm, corporation or other entity, other than the Company and those designated by it or in the course of her employment with the Company and its affiliated companies.  As used herein, the term "all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses" shall include, without limitation, the Company's plans, strategies, proposals to potential customers and/or partners, costs, prices, proprietary systems for buying and selling, client and customer lists, identity of prospects, proprietary computer programs, policy or procedure-manuals, proprietary training and recruiting procedures, proprietary accounting procedures, and the status and contents of the Company's contracts with its suppliers, clients, customers or prospects.  The Executive shall not be required to maintain the confidentiality of information or data that is in the public domain at the time of disclosure; or following disclosure, becomes generally known or available through no act or omission on the part of the Executive; or is known, or becomes known, to the Executive from a source other than the Company provided that the disclosure by such source is not in breach of a confidentiality agreement with the Company; or is independently developed by the Executive without violating any of the Executive’s obligations under this Agreement.  In the event that the Executive is required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information or data, the Executive shall promptly notify the Company in writing of such requirement so that the Company may seek an appropriate protective order or waive in writing the Executive’s compliance with the provisions of this Agreement.  In the event that such protection is not obtained or the Company waives in writing the Executive’s compliance, Executive agrees that the Executive may furnish only that portion of the information or data which the Executive is advised by counsel is legally required to be disclosed. The foregoing notwithstanding, nothing in this Agreement prohibits the Executive from filing a charge with or participating, testifying or assisting in any investigation, hearing, whistleblower action or other proceeding before any federal, state or local government agency (e.g., EEOC, NLRB, SEC, DOJ, etc.), nor does anything herein preclude, prohibit or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to or otherwise participate in any whistleblower program administered by any such agencies. The Executive further acknowledges that the Executive does not need the Company’s prior authorization to make such reports or disclosures and is not required to notify the Company of such reports or disclosures.  Pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any secret or confidential information that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive further agrees to maintain in confidence any confidential information of third parties received as a result of her employment with the Company.

(b)  Enforcement.  In the event of a breach or threatened breach of this Section 8, the Executive agrees that the Company shall be entitled, in addition to any other remedies available to it to specific performance and injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient.  In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(c)  Survival.  Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 8.

9.  Successors.  (a)  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid (whether or not the Company ceases to exist) which assumes and agrees to perform this Agreement by operation of law, or otherwise.  In the event of any such succession, "Board" shall mean the board of directors or similar managing body of the successor to the Company.

10.  Miscellaneous.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

To the most recent address in the Company’s employment records

If to the Company:

El Paso Electric Company
100 North Stanton
El Paso, Texas 79901
Attention:  Board of Directors

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)  Subject to Section 3(d) of this Agreement, the Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)  This Agreement constitutes the entire agreement between the parties and is intended to be an integration of all agreements between the parties with respect to the Executive's employment by the Company on and after the occurrence of a Change in Control, the terms and conditions of such employment or the termination of such employment.  Any and all prior agreements, understandings or commitments between the Company and the Executive with respect to any such matter, including the Change of Control Agreement, dated as of May 25, 2017, by and between the Company and the Executive, are hereby superseded and revoked.

(g)  The Company shall indemnify and hold the Executive and her legal representatives harmless to the fullest extent permitted by applicable law, from and against all judgments, fines, penalties, excise taxes, amounts paid in settlement, losses, expenses, costs, liabilities and legal fees if the Executive is made, or threatened to be made a party to any threatened or pending or completed action, suit, proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company or any of its affiliated companies to procure a judgment in its favor, by reasons of the fact that the Executive is or was serving in any capacity at the request of the Company or any of its affiliated companies for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  The right to indemnification provided, in this paragraph (g) shall not be deemed exclusive under any law or the charter or by-laws of the Company or any of its affiliated companies or otherwise, both as to action in the Executive's official capacity and as to action in another capacity while holding such office, and shall continue after the Executive has ceased to be a director or officer and shall inure to the benefit of the Executive's heirs, executors and administrators.  Any reimbursement obligation arising hereunder shall be satisfied on an as-incurred basis.  In addition, the Company agrees to continue to maintain customary and appropriate directors and liability insurance during the Employment Period and the Executive shall be entitled to the protection of any such insurance policies on no less favorable a basis than is provided to any other officer or director of the Company or any of its affiliated companies.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

“EXECUTIVE”

/s/ Mary E. Kipp

EL PASO ELECTRIC COMPANY

By:	/s/ Charles A. Yamarone
Charles A. Yamarone
Chairman of the Board

Attachment 1

"Change in Control" shall mean:

(1)          the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 30% more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following:  (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition;

(2)          individuals who, as of the date of this Agreement (the “Effective Date”), constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of  the Incumbent Board;

(3)          Consummation of a shareholder-approved reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individual or entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than:  the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of  directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

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(4)          approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, in no event shall a “Change in Control” be deemed to have occurred as a result of the formation of a Holding Company.  For the purposes hereof, “Holding Company” shall mean an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such Outstanding Company Voting Securities.

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